Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of DPW Holdings, Inc. on Form S-8 (File No. 333-233681 and File No. 333-222486) and Forms S-3 (File No. 333-233205, File No. 333-228716, File No. 333-226301, File No. 333-225563, File No. 333-222124 and File No. 333-222132) of our report dated May 29, 2020, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of DPW Holdings, Inc. as of December 31, 2019 and 2018 for each of the two years in the period ended December 31, 2019, and second explanatory paragraph stating that the financial statements of a wholly-owned subsidiary were audited by other auditors, whose report has been furnished to us, appearing in this Annual Report on Form 10-K of DPW Holdings, Inc. for the year ended December 31, 2019. The third explanatory paragraph as discussed in Note 3 to the consolidated financial statements, states that the Company changed its method of accounting for leases in 2019 due to the adoption of ASU No. 2016-02, Leases (Topic 842), as amended, effective January 1, 2019, using the optional transition method. We also consent to the reference to our firm under the heading “Experts.”

/s/ Marcum llp

Marcum llp

New York, NY

May 29, 2020